EXHIBIT 99.1

Our Business

Overview

We are a pharmaceutical company developing new and more effective therapies to treat cancer. CombiPlex®, our proprietary drug ratio technology platform, represents a novel approach that identifies molar ratios of drugs that will deliver a synergistic benefit, and locks the desired ratio in a nano-scale drug delivery vehicle that maintains the ratio in patients with the goal of improving clinical outcomes. Our pipeline includes two clinical stage products, CPX-351, a liposomal formulation of cytarabine:daunorubicin for the treatment of acute myeloid leukemia, or AML, and CPX-1, a liposomal formulation of irinotecan:floxuridine, for the treatment of colorectal cancer; and a preclinical stage product candidate, CPX-8, a hydrophobic docetaxel prodrug nanoparticle, or HDPN, a formulation being studied by the National Cancer Institute’s Nanotechnology Characterization Laboratory. The Company plans to advance the CombiPlex platform and widen its application to include molecularly targeted therapies. Areas of investigation include:

•	Combinations targeting signaling pathways associated with major cancer indications:

o	Inhibitors of PI3K/AKT/mTOR pathway in combination with

o	Inhibitors of Ras/Raf/MEK/ERK pathways

•	Combinations of existing chemotherapeutics with molecularly targeted agents:

o	Active cytotoxics such as taxanes in combination with

o	Cellular response modulators that control apoptosis

•	Combinations of epigenetic modulators:

o	Histone deacetylase inhibitors in combination with

o	Hypomethylating agents

The majority of our current research and development funds will be spent on our lead product candidate, CPX-351. We may seek collaborative partners to advance our other programs.

We have spent research and development funds on clinical studies, research collaborations and intellectual property costs. The three major studies for CPX-351 are:

Study 204 – Randomized Phase 2 Study of CPX-351 in Newly Diagnosed AML Patients, Age 60-75;

Study 205 - Randomized Phase 2 Study of CPX-351 in AML in First Relapse Patients, Age 18-65; and

Study 301 - Randomized Phase 3 Study in Patients with High-Risk (Secondary) AML (sAML), Age 60-75.

Study 204 was intended to be a direct test of whether delivery of a fixed, synergistic ratio of two drugs (i.e., CPX-351) provided increased clinical efficacy over conventional administration of the same agents (i.e., which is a 7-day continuous infusion of cytarabine, combined with daunorubicin on days 1, 2 and 3, commonly referred to as the 7+3 regimen). This study is complete. In the overall population, in patients treated with CPX-351 the response rate increased by 30.3% (66.7% vs. 51.2%), the 60-day mortality was decreased by 67.8% (4.7% vs. 14.6%), median event-free survival increased by 225.0% (6.5 months vs. 2.0 months) and the median overall survival increased approximately 14.0% (14.7 months vs. 12.9 months). In sAML patients, the response rate increased by 82.0% (57.5% vs. 31.6%), the 60-day mortality decreased approximately 80.7% (6.1% vs. 31.6%), the median event-free survival increased approximately 3.5-fold (4.5 months vs. 1.3 months) and the median overall survival increased by 98.4% (12.1 months vs. 6.1 months).

Study 205 was a randomized Phase 2 clinical study designed to be a direct test of whether CPX-351 provides increased clinical efficacy over salvage therapies in first relapse AML patients age 18-65. This study is complete. In the overall population, CPX-351 resulted in a 20.8% relative increase in response rate (49.4% vs. 40.9%) compared to the control arm of salvage therapies, a 6.9% decrease in the 60-day mortality (14.8% vs. 15.9%), a 34.9% increase in median overall survival (8.5 months vs. 6.3 months) and an approximately 31.1% increase in 1-year survival rate (35.8% vs. 27.3%). For patients in the unfavorable risk category (68% of the overall population), CPX-351 resulted in a 42.4% relative increase in response rate (39.3% vs. 27.6%) compared to the control arm of salvage therapies, a 33.2% decrease in 60-day mortality (16.1% vs. 24.1%), a 57.1% increase in median overall survival (6.6 months vs. 4.2 months) and a higher 1-year survival rate of 177.7% (28.6% vs. 10.3%).

Study 301 is a randomized controlled Phase 3 study in patients with sAML, with overall survival as the primary endpoint. This Phase 3 study has been undertaken to confirm the Study 204 clinical observations where CPX-351 provided the largest efficacy improvements in sAML patients and to provide the necessary data for product registration. Study 301 enrolled the first patient in December 2012, completed its second independent Data and Safety Monitoring Board review in June 2014, which review recommended that the study continue as planned without any modifications, and is expected to achieve its planned enrollment of 300 patients in the fourth quarter of 2014. Sites in the U.S. and Canada are participating in this study. There will be significant costs associated with this study, including site enrollment grants, patient monitoring, database maintenance, statistical monitoring, data analysis, salaries and insurance. With total patient enrollment for Study 301 expected to be completed in the fourth quarter of 2014, initial data (induction remission rate) are expected in the second quarter of 2015. The overall survival endpoint is expected to be available for determination in the first quarter of 2016, with the New Drug Application (“NDA”), anticipated to be filed in the second half of 2016. With the proceeds of this financing, we believe we will have sufficient funds for our operations into the second half of 2016.

The Phase 3 clinical study is being conducted in patients, 60-75 years of age, with untreated, high risk (e.g. secondary AML or sAML) who can tolerate intensive chemotherapy. This patient population is intended to be the first indication for which the Company is seeking regulatory approval. The Company estimates global peak year sales of approximately $250M in this patient population. The Company believes CPX-351 could exceed $750M in peak year sales, based on potential label expansion and generation of positive clinical data in other AML patient populations and hematologic malignancies. Exploratory studies are underway in some of these additional patient groups.

All of our potential products are in research and development phases. We have not generated any revenues from the sale of any such products, and we do not expect to generate any such revenues for at least the next several years. We have earned revenue from collaborative research and development agreements and milestone revenue through an agreement with The Leukemia & Lymphoma Society® (“LLS”). All product candidates that are in clinical testing or that we advance to clinical testing will require regulatory approval prior to commercial use, and will require significant costs for commercialization. We may not be successful in our research and development efforts, and we may never generate sufficient product revenue to be profitable.

Our CombiPlex Technology

Emerging evidence indicates that anti-cancer drug combinations can act synergistically, additively or antagonistically depending on the ratio of the agents being combined. While this relationship can be evaluated readily in vitro where drug ratios can be controlled, the translation of such information in vivo is complicated by the fact that the individual drugs administered as a conventional combination or drug “cocktail” may be distributed, metabolized and eliminated differently. This prevents control of the drug ratio following administration and may result in exposure of cancer cells to antagonistic drug ratios with a corresponding loss of therapeutic activity.

We developed our CombiPlex technology platform because the standard of care rarely takes advantage of the critical role that drug ratios may play in combination anti-cancer treatment. The ability to identify the ratio of drugs that will produce a synergistic benefit, and a technology that makes it possible to maintain and deliver that ratio in the body, could have a profound impact on combination anti-cancer efficacy.

A distinguishing feature of our CombiPlex technology is the proprietary delivery vehicles developed to encapsulate and maintain drug combinations at the desired ratio after in vivo administration. Drug combinations used to treat cancer are often comprised of agents with very different chemical compositions and physical properties. Consequently, formulating drug combinations with such disparate features into a single pharmaceutical product that can release both drugs at the same rate in the body represents a significant technical challenge. We have developed two distinct nano-scale drug delivery technology platforms based on liposomes and nanoparticles that together provide great versatility in controlling the encapsulation and retention properties for therapeutic agents from a wide range of drug classes.

Our scientists are recognized experts in the development and assessment of lipid-based drug carriers. This expertise has been critical to the development of a novel liposome delivery technology capable of co-formulating multiple therapeutic agents. Specifically, cell-based screening assays have frequently identified synergistic drug combinations of agents with markedly different chemical attributes. In the simplest terms, one drug may be highly water soluble, while the other may exhibit low solubility in water but higher lipid solubility. In order to design a delivery system for such agents it is necessary to:

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•	control the ratio of the drugs in the carrier when prepared;

•	maintain the ratio of the drugs in the carrier while circulating in the blood; and

•	ensure that the drugs are delivered to the tumor by the carrier and exposed at the synergistic ratio.

Our formulation scientists have been able to achieve this through manipulations of existing liposomal carriers as well as the development of proprietary drug loading methods and low-cholesterol liposome compositions, where two chemically diverse agents in our proprietary liposomes provide controlled and simultaneous release of both drugs in the blood.

Not all anti-cancer drugs of interest to us will be compatible with liposome formulation approaches. While liposomes typically can be utilized with agents that exhibit some degree of water solubility, highly hydrophobic agents, such as the taxanes, are not well retained by the liposomes once in the body. This precludes maintenance of desired drug ratios for combinations containing such agents. Thus, we have focused research on the development of polymer and polymer-lipid hybrid nanoparticle systems for co-formulation of hydrophobic drugs. This approach is less sensitive to the physicochemical properties of the original drug and allows for the co-formulation and coordinated in vivo release of multiple drugs with widely different properties from the same particle.

Our Pipeline Overview

We believe our CombiPlex technology, the drugs that have been developed utilizing it and future drug candidates developed using our CombiPlex technology, offer an attractive opportunity for the following reasons:

•	two products have advanced beyond proof of concept to mid- to late-stage clinical development;

•	we have a pipeline of additional drug candidates for in-house development or partnering opportunities; and

•	the technology and the products have intellectual property protection.

Our pipeline includes: CPX-351 (a liposomal formulation of cytarabine:daunorubicin), which has completed two randomized, controlled Phase 2 studies in patients with AML and has commenced a Phase 3 study in patients with secondary AML, or sAML, a form of AML with a poor prognosis; CPX-1 (a liposomal formulation of irinotecan:floxuridine), which has completed a Phase 2 study in patients with colorectal cancer; and CPX-8, a hydrophobic docetaxel prodrug nanoparticle formulation that has been selected by the National Cancer Institute’s Nanoparticle Characterization Laboratory for in vitro and in vivo study.

We are focusing our internal infrastructure efforts and expenditures primarily on developing CPX-351 while exploring opportunities to partner/collaborate with pharmaceutical companies or secure additional financing to advance other product candidates. The Company plans to advance the CombiPlex platform and widen its application to include molecularly targeted therapies. Areas of investigation include:

•	Combinations targeting signaling pathways associated with major cancer indications:

o	Inhibitors of PI3K/AKT/mTOR pathway in combination with

o	Inhibitors of Ras/Raf/MEK/ERK pathways

•	Combinations of existing chemotherapeutics with molecularly targeted agents:

o	Active cytotoxics such as taxanes in combination with

o	Cellular response modulators that control apoptosis

•	Combinations of epigenetic modulators:

o	Histone deacetylase inhibitors in combination with

o	Hypomethylating agents

In addition to the development strategy described above, in order to enhance our future growth, we may seek, on an opportunistic basis, to pursue complementary or strategic acquisitions, licenses and investments to continue to drive growth. Substantial additional funds will be required in order to successfully carry out our business strategy.

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Forward-Looking Statements

This Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among other things:

•	we will need to raise additional funds to complete the development and potential commercialization of CPX-351 and other product candidates, if any;

•	raising additional funds by issuing securities, or through licensing or lending arrangements, may cause dilution to our existing stockholders, restrict our operations or require us to relinquish proprietary rights;

•	we rely on third-party distributors and manufacturers for the supply of CPX-351 as well as the control arm, and there is no guarantee that we can procure sufficient quantities to supply the Phase 3 study;

•	if third parties upon which we rely to manufacture our product fail to provide product meeting specifications at acceptable quality levels or prices, our development and commercialization of any of our product candidates could be stopped, delayed or made less profitable;

•	the failure to enroll patients in clinical studies may cause delays;

•	the results of preclinical studies and early clinical studies are not necessarily predictive of future results and any product candidate we advance, if any, may not have favorable results in later clinical studies or receive regulatory approval;

•	the regulatory approval process is uncertain and may prevent us from obtaining approval for the commercialization of the product candidates;

•	even if our products receive regulatory approval, estimated sales may not be realized;

•	our products may be subject to technology risks that may restrict or prevent their development and commercialization;

•	we may not be successful in protecting and enforcing our proprietary technologies and our intellectual property, and third party intellectual property may limit or interfere with, or eliminate our ability to make, use and sell our products; and

•	other factors discussed or incorporated by reference under “Risk Factors.”

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this Form 8-K might not occur. You are cautioned not to place undue reliance on forward-looking statements which speak only as of the date of this Form 8-K. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent forward-looking statements attributable to us, or to any person authorized to act on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

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